TIDEL TECHNOLOGIES, INC.
                          1997 LONG-TERM INCENTIVE PLAN





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                                TABLE OF CONTENTS

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SECTION 1.        GENERAL PROVISION RELATING TO PLAN.
                  GOVERNANCE, COVERAGE AND BENEFITS............................1

1.1      Purpose ..............................................................1
1.2      Definitions ..........................................................1
1.3      Administration........................................................4
1.4      Shares of Common Stock Subject to the Plan ...........................5
1.5      Participation.........................................................6
1.6      Incentive Awards .....................................................6
1.7      Maximum Individual Grants.............................................6


SECTION 2.        STOCK OPTIONS AND STOCK APPRECIATION RIGHTS..................6

2.1      Grant of Options......................................................6
2.2      Option Terms..........................................................7
2.3      Option Exercises......................................................7
2.4      Stock Appreciation Rights in Tandem with Options......................8
2.5      Supplemental Payment in Exercise of Non-Qualified
           Stock Options or Stock Appreciation Rights..........................8

SECTION 3. RESTRICTED STOCK....................................................9

3.1      Award of Restricted Stock.............................................9
3.2      Restrictions.........................................................10
3.3      Restriction Period...................................................10
3.4      Delivery of Shares of Common Stock...................................10
3.5      Supplemental Payment on Vesting of Restricted Stock..................10

SECTION 4. PERFORMANCE UNITS AND PERFORMANCE SHARES...........................10

4.1      Performance Based Awards.............................................11
4.2      Supplemental Payment on Vesting of Performance Units
           or Performance Shares..............................................12

SECTION 5. PROVISIONS RELATING TO PLAN PARTICIPATION..........................11

5.1      Plan Conditions......................................................11
5.2      Transferability......................................................12

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5.3      Rights as a Stockholder..............................................13
5.4      Listing and Registration of Shares of Common Stock...................13
5.5      Change in Stock and Adjustments......................................13
5.6      Termination of Employment, Death, Disability and Retirement..........14
5.7      Changes in Control...................................................15
5.8      Amendments to Incentive Awards.......................................17
5.9      Exchange of Incentive Awards.........................................17
5.10     Financing............................................................17

SECTION 6.        MISCELLANEOUS

6.1      Effective Date and Grant Period......................................17
6.2      Funding..............................................................17
6.3      Withholding Taxes....................................................17
6.4      Conflicts with Plan..................................................18
6.5      No Guarantee of Tax Consequences.....................................18
6.6      Severability.........................................................18
6.7      Gender, Tense and Headings...........................................18
6.8      Amendment and Termination............................................18
6.9      Section 280G Payments................................................18
6.10     Governing Law........................................................19
6.11     Arbitration..........................................................19



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                            TIDEL TECHNOLOGIES, INC.
                          1997 LONG-TERM INCENTIVE PLAN

                     SECTION 1. GENERAL PROVISIONS RELATING
                    TO PLAN GOVERNANCE, COVERAGE AND BENEFITS

         1.1 Purpose. The purpose of the Tidel Technologies, Inc. 1997 Long-Term Incentive Plan (the "Plan") is to foster and promote the long-term financial success of Tidel Technologies, Inc. (the "Company" or "Tidel") and materially increase the value of the equity interests in the Company by: (a) encouraging the long-term commitment of selected key employees (defined in Section 1.2(i) below) and non-employee members of the Board, (b) motivating superior performance of key employees and non-employee members of the Board by means of long-term performance related incentives, (c) encouraging and providing key employees and non-employee members of the Board with a formal program for obtaining an ownership interest in the equity interests in the Company, (d) attracting and retaining outstanding key employees and nonemployee members of the Board by providing incentive compensation opportunities competitive with other major companies and (e) enabling participation by key employees and non-employee members of the Board in the long-term growth and financial success of the Company. The Plan provides for payment of various forms of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of l974, as amended, and shall be administered accordingly.

         1.2 Definitions. The following terms shall have the meanings set forth below:

         (a) Appreciation. The difference between the option exercise price per share of the Option to which a Tandem SAR relates and the Fair Market Value of a share of Common Stock on the date of exercise of the Tandem SAR.

         (b) Board. The Board of Directors (or equivalent governing authority) of the Company.

         (c) Change in Control.  Any of the events  described  in and subject to
Section 5.7.

         (d)      Code. The Internal Revenue Code of 1986, as amended.

         (e) Compensation Committee or Committee. The Committee, which shall be comprised of three or more members who shall be appointed by the Chairman of Tidel to administer the Plan, which Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise.

         (f) Common Stock. Tidel Class A Common Stock, which the Company is authorized to issue or may in the future be authorized to issue.



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         (g)  Companv.  Tidel  Technologies,  Inc.  formerly  known as  American
Medical Technologies, Inc. doing business as AMT Industries, Inc. and any successor corporation.

         (h)  Disability.  Any complete and  permanent  disability as defined in
Section 22(e)(3) of the Code.

         (i) Emplovee. Any common-law employee of the Company or Subsidiary, who, in the opinion of the Committee, is one of a select group of executive officers, other officers or other key management personnel of the Company or Subsidiary who is in a position to contribute materially to the continued growth and development and to the continued financial success of the Company or Subsidiary, including executive of ricers and officers who are members of the Board.

         (j)      Exchange Act. The Securities Exchange Act of 1934, as amended.

         (k) Fair Market Value. The closing sales price of Common Stock as reported on the NASDAQ National Market System or if the Common Stock is listed on a national securities exchange, the closing sales price as reported by such exchange on any relevant date for valuation, or, if there is no such sale on such date, the applicable prices as so reported on the nearest preceding date upon which such sale took place. In the event the shares of Common Stock are not listed on a national securities exchange, the Fair Market Value of such shares shall be determined by the Committee in its sole discretion.

         (1) Grantee. Any employee or non-employee member of the Board who in the opinion of the Committee performs significant services for the benefit of the Company and who is granted an Incentive Award under the Plan; provided, however, a non-employee member of the Board shall only be eligible for a Non-Qualified Stock Option.

         (m) Incentive Award. Any incentive award, individually or collectively, as the case may be, including any Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit, or Performance Share, as well as any Supplemental Payment, granted under the Plan.

         (n) Incentive Award Agreement. The written agreement entered into between the Company and the Grantee pursuant to which an Incentive Award shall be made under the Plan.

         (o) Incentive Stock Option. A stock option which is intended to qualify as an Incentive Stock Option under Section 422 of the Code and which shall be granted by the Committee to a Grantee under the Plan.

         (p) Non-Oualified Stock Option. A stock option granted by the Committee to a Grantee under the Plan, which shall not qualify as an Incentive Stock Option.

         (q) Option. A Non-Qualified Stock Option or Incentive Stock Option granted by the Committee to a Grantee under the Plan.

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         (r)  Performance  Period.  A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee's right to and the payment value of any Performance Units or Performance Shares.

         (s) Performance Share or Performance Unit. An Incentive Award representing a contingent right to receive cash or shares of Common Stock (which may be Restricted Stock) at the end of a Performance Period and which, in the case of Performance Shares, is denominated in Common Stock, and, in the case of Performance Units, is denominated in cash values.

         (t) Plan. Tidel Technologies, Inc. 1997 Long-Term Incentive Plan, as hereinafter amended from time to time.

         (u) Restricted Stock. Shares of Common Stock issued or transferred to a Grantee subject to the Restrictions set forth in Section 3.2 hereof.

         (v) Restricted Stock Award. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.

         (w) Restriction Period. The period of time determined by the Committee as set forth in Section 3.3.

         (x) Retirement. The termination of employment by Company or Subsidiary constituting retirement as determined by the Committee.

         (y) Stock Appreciation Right. A Tandem SAR.

         (z) Subsidiarv. Any corporation (whether now or hereafter existing) which constitutes a "subsidiary" of the Company, as defined in Section 424(f) of the Code.

         (aa) Supplemental  Payment. Any amounts described in Sections 1.6, 2.5,
3.5 and/or 4.2 dedicated to payment of any federal income taxes that are payable on an Incentive Award as determined by the Committee.

         (bb) Tandem SAR. A Stock Appreciation Right described in Section 2.4.

         (cc) Ten-Percent Stockholder. A Ten-Percent Stockholder is a Grantee, who at the time the Option is granted, owns stock possessing more then ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries.

         (dd) Term. The Term of each Incentive Award shall be fixed by the Committee and shall not be more than ten (10) years from the date of grant. In the event no Term is fixed, such Term shall be ten (10) years from the date of grant. The Term shall be five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder.

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         (ee) Terminated for Cause.  An Employee shall be deemed  Terminated for
Cause if he or she is terminated (i) pursuant to the terms of his or her written employment agreement, in the event of a written employment agreement, or if the Committee determines that such Employee is being terminated as a result of misconduct, dishonesty, disloyalty, disobedience or action that might reasonably injure the Company or any of its Subsidiaries or their business interests or reputation, or (ii) if the Grantee is not employed pursuant to a written employment agreement if the Committee determines that such Employee is being terminated as a result of (A) the willful and continued failure by Grantee to follow the reasonable instructions of his or her direct supervisor, (B) Employee
is  being  terminated  as  a  result  of  misconduct,   dishonesty,  disloyalty,
disobedience or action that might reasonably injure the Company or any of its Subsidiaries or their business interests or reputation, (C) the intentional wrongful disclosure of confidential information of the Company, (D) the intentional, wrongful engagement in any competitive activity, or (E) gross neglect of his or her duties to the Company or any of its Subsidiaries.

         (ff) Termination for Good Reason. The resignation of an Employee shall be deemed to be a Termination for "Good Reason" if Employee's resignation is within two years of a Change in Control as defined in Section 5.7, caused by and within ninety (90) days of the following: (i) without the express written consent of Employee, any duties that are assigned which are materially inconsistent with Employee's position, duties and status with the Company at the time of the Change in Control; (ii) any action by the Company which results in a material diminution in the position, duties or status of Employee with the Company at the time of the Change in Control or any transfer or proposed transfer of Employee for any extended period to a location outside his principal place of employment at the time of the Change in Control without his consent, except for a transfer or proposed transfer for strategic reallocations of the personnel reporting to Employee; (iii) the base annual salary of Employee, as the same may hereafter be increased from time to time, is reduced; or (iv) without limiting the generality or effect of the foregoing, the Company fails to comply with any of its material obligations hereunder.

         (gg) Tidel Common Stock. The common stock of $0.01 par value, per share of TTI (formerly known as American Medical Technologies, Inc. d/lo/a AMT Industries, Inc.).

         1.3      Administration.

         (a) Committee Powers. The Plan shall be administered by the Committee which shall have full power and authority to: (i) designate Grantees; (ii) determine the Incentive Awards to be granted to Grantees; (iii) subject to
Section 1.4 of the Plan, determine the Common Stock (or securities convertible into Common Stock) to be covered by Incentive Awards and in connection therewith, to reserve shares of Common Stock as needed in order to cover grants of Incentive Awards; (iv) determine the terms and conditions of any Incentive Award; (v) determine whether, to what extent, and under what circumstances
Incentive Awards may be settled or exercised in cash, Common Stock, other securities, or other property, or canceled, substituted, forfeited or suspended, and the method or methods by which Incentive Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) interpret and administer the Plan and any

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instrument or agreement  relating to, or Incentive  Award made under,  the Plan;
(vii) establish, amend, suspend or waive such rules and guidelines as the Committee shall deem necessary or appropriate for administration of the Plan;
(viii) appoint such agents as it shall deem appropriate for the administration of the Plan; provided, however, that the Committee shall not delegate any of the power or authority set forth in (i) through (vii) above; and (ix) make any other determination and take any other action that it deems necessary or desirable for such administration. No members of the Committee shall vote or act upon any
matter   relating   solely  to  himself.   All   designations,   determinations,
interpretations and other decisions with respect to the Plan or any Incentive Award shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all persons, including the Company or Subsidiary, any Grantee, any holder or beneficiary of any Incentive Award, any owner of an equity interest in the Company and any Employee.

         (b) No Liability. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to this Plan or any Incentive Award under this Plan, and to the fullest extent permitted by the Company's Bylaws, the Company shall indemnify each member of the Committee.

         (c) Meetings. The Committee shall designate a chairman from among its members, who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee. The Committee may take any action otherwise proper under the Plan by the affirmative vote. taken with or without a meeting of a majority of its members.

         1.4      Shares of Common Stock Subject to the Plan.

         (a) Common Stock Authorized. Subject to adjustment under Section 5.5, the aggregate number of shares of Common Stock available for granting Incentive Awards under the Plan shall be equal to 1,000,000 shares of Tidel Common Stock. If any Incentive Award shall expire or terminate for any reason, without being exercised or paid, shares of Common Stock subject to such Incentive Award shall again be available for grant in connection with grants of subsequent Incentive Awards.

         (b) Common Stock Available. The Tidel Common Stock available for issuance or transfer under the Plan shall be made available from such shares reserved under Tidel Technologies, Inc. 1997 Long-Term Incentive Plan, from such shares now or hereafter held by the Company or from such shares to be purchased or acquired by the Company. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.

         (c) Incentive Award Adjustments. Subject to the limitations set forth in Sections 5.8 and 6.8, the Committee may make any adjustment in the exercise price or the number of shares subject to any Incentive Award, or any other terms of any Incentive Award. Such adjustment

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shall be made by  amending,  substituting  or  canceling  and  re-granting  such
Incentive Award with the inclusion of terms and conditions that may differ from the terms and conditions of the original Incentive Award. If such action is effected by amendment, the effective date of such amendment shall be the date of the original grant.

         1.5      Participation.

         (a) Eligibility. in the Plan is limited to officers and key Employees and nonemployee members of the Board. The Committee shall from time to time designate those Employees and non-employee members of the Board, if any, to be granted Incentive Awards under the Plan, the type of awards granted, the number of shares, options, rights or units, as the case may be, which shall be granted to each such Employee and any other terms or conditions relating to the awards as it may deem appropriate, consistent with the provisions of the Plan. An Employee and non-employee member of the Board who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

         (b) Limited Non-Employee Board Participation. In no event may any member of the Board who is not a Tidel Employee be granted an Incentive Award under the Plan, other than a Non-Qualified Stock Option.

         1.6 Incentive Awards. The forms of Incentive Awards under this Plan are Stock Options, Stock Appreciation Rights and Supplemental Payments as described in Section 2, Restricted Stock Award and Supplemental Payments as described in
Section 3, and Performance Units or Performance Shares and Supplemental Payments as described in Section 4.

         1.7 Maximum Individual Grants. No Grantee may receive dog any fiscal year of the Company Incentive Awards covering an aggregate of more than one hundred thousand (100,000) shares of Common Stock. The Chief Executive Officer will recommend the number of options to be awarded each participant in the plan subject to the approval of the Compensation Committee.

             SECTION 2. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         2.1 Grant Of Options. The Committee is authorized to grant Non-Qualified Stock Options or Incentive Stock Options to Employees and
Non-Qualified Stock Options to nonemployee members of the Board in accordance with the terms and conditions required pursuant to this Plan and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

         2.2      Option Terms

         (a) Exercise Price. The exercise price per share of Common Stock under each Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than eighty-five percent (85%) in the case of a Nonqualified Stock Option or one hundred

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percent (100%) in the case of an Incentive Stock Option of the Fair Market Value per share of such stock on the date the Option is granted (one hundred ten percent (110%) in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

         (b) Term. The Committee shall fix the Term of each Option which shall be not more than ten (10) years from the date of grant. In the event no Term is fixed, such Term shall be ten (10) years from the date of grant. The Term shall be five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder.

         (c) Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee may accelerate the exercisability of any Option or portion thereof at any time. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide that all or part of the Common Stock received by a Grantee upon the exercise of a Non-Qualified Stock Option shall be Restricted Stock subject to any or all of the restrictions or conditions set forth in Section 3.2.

         2.3      Option Exercises

         (a) Method of Exercise. To purchase shares under any Option granted under the Plan, Grantees must give notice in writing to the Company of their intention to purchase and specify the number of shares of Tidel Common Stock as to which they intend to exercise their Option. Upon the date or dates specified for the completion of the purchase of the shares, the purchase price will be payable in full. The purchase price may be paid in cash or an equivalent acceptable to the Committee. At the discretion of the Committee, the exercise price for Tidel Common Stock may be paid by the assignment and delivery to the Company of shares of Tidel Common Stock owned by the Grantee or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price shall be valued at the Fair Market Value on the exercise date. In addition, at the request of the Grantee and to the extent permitted by applicable law, the Company in its discretion may selectively approve a "cashless exercise" arrangement with a brokerage firm under which such brokerage firm, on behalf of the Grantee, shall pay to the Company the exercise price of the Options being exercised, and the Company, pursuant to an irrevocable notice from the Grantee, shall promptly deliver the shares being purchased to such firm.

         (b) In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code and any rules or regulations promulgated thereunder, including the requirement that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Company and Subsidiary become exercisable by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000). To the extent that the limitation set forth in the preceding sentence is exceeded for any reason (including the acceleration of the time for exercise of an

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Option),  the Options  with  respect to such excess  amount  shall be treated as
Non-Qualified Stock Options.

         (c) Proceeds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Options exercised under the Plan will be used for general purposes of the Company.

         2.4      Stock Appreciation Rights in Tandem levity Options

         (a) General Provisions. The Committee may, at the time of grant of an Option, grant Stock Appreciation Rights with respect to all or any portion of the shares of Common Stock covered by such Option. The exercise price per share of Common Stock of a Tandem SAR shall be fixed in the Incentive Award Agreement and shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of the grant of the Option to which it relates. A Tandem SAR may be exercised at any time the Option to which it relates is then exercisable, but only to the extent the Option to which it relates is exercisable, and shall be subject to the conditions applicable to such Option. When a Tandem SAR is exercised, the Option to which it relates shall terminate to the extent of the number of shares with respect to which the Tandem SAR is exercised. Similarly, when an Option is exercised, the Tandem SARs relating to the shares covered by such Option exercise shall terminate. Any Tandem SAR which is outstanding on the last day of the Term of the related Option shall be automatically exercised on such date for cash without any action by the Grantee.

         (b) Exercise. Upon exercise of a Tandem SAR, the holder shall receive, for each share with respect to which the Tandem SAR is exercised, an amount equal to the Appreciation. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within thirty (30) calendar days of the exercise of the Tandem SAR.

         2.5 Supplemental Payment on Exercise of Non-Qualified Stock Options or Stock Appreciation Rights. The Committee, either at the time of grant or at the time of exercise of any Non-Qualified Stock Option or Stock Appreciation Right, may provide for a Supplemental Payment by the Company to the Grantee with respect to the exercise of any Non-Qualified Stock Option or Stock Appreciation Right. The Supplemental Payment shall be in the amount specified by the Committee, which shall not exceed the amount necessary to pay the federal income tax payable with respect to both the exercise of the Non-Qualified Stock Option and/or Stock Appreciation Right and the receipt of the Supplemental Payment, assuming the holder is taxed at the maximum effective federal income tax rate applicable thereto. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment. The Supplemental Payment, if awarded by the Committee, shall be paid within thirty (30) calendar days of the date of exercise of a Non-Qualified Stock Option or Stock Appreciation Right (or, if later, within 30 calendar days of the

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date on which income is recognized  for federal income tax purposes with respect to such exercise).

                           SECTION 3. RESTRICTED STOCK

         3.1      Award of Restricted Stock

         (a) Grant. In consideration of the performance of services by the Grantee, shares of Restricted Stock may be awarded under this Plan by the Committee on such terms and conditions and with such restrictions as the Committee may from time to time approve, all of which may differ with respect to each Grantee. Such Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee shall determine.

         (b) Immediate Transfer Without Immediate Delivery of Restricted Stock. Each Restricted Stock Award will constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee in consideration of the performance of services, entitling such Grantee to all voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each Restricted Stock Award may limit the Grantee's dividend rights during the Restriction Period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer. Shares of Common Stock awarded pursuant to a grant of Restricted Stock will be held by the Company, or in trust or in escrow pursuant to an agreement satisfactory to the Committee, as determined by the Committee, until such time as the restrictions on transfer have expired. Any such trust or escrow shall not be insulated from the claims of the general creditors of the Company in the event of bankruptcy or insolvency of the Company.

         3.2      Restrictions

         (a) Restrictive Conditions. Restricted Stock awarded to a Grantee shall be subject to the following restrictions until the expiration of the Restriction
Period: (i) the shares of Common Stock of the Company included in the Restricted Stock Award shall be subject to one or more restrictions, including without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and regulations promulgated thereunder, and to the restrictions on transferability set forth in Section 5.2;
(ii) unless otherwise approved by the Committee, the shares of Common Stock included in the Restricted Stock Award that are subject to restrictions which are not satisfied at such time as the Grantee ceases to be employed by the Company shall be forfeited and all rights of the Grantee to such shares shall terminate without further obligation on the part of the Company when the Grantee leaves the employ of the Company; and (iii) any other restrictions that the Committee may determine in advance are necessary or appropriate.

         (b) Forfeiture of Restricted Stock. If for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restriction Period, any

Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Grantee and re-acquired by the Company.

         (c) Removal of Restrictions. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, including the restrictions under the Restriction Period, whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

         3.3 Restriction Period. The Restriction Period or Term of Restricted Stock shall commence on the date of grant and shall be determined in the sole discretion of the Committee and described in the Incentive Award Agreement setting forth the terms of the award of Restricted Stock.

         3.4 Delivery of Shares of Common Stock. Subject to Section 6.3, at the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restriction Period has expired with all restrictions thereon having been satisfied shall be delivered without charge to the Grantee, or his personal representative, free of all restrictions under the Plan.

         3.5 Supplemental Payment on Vesting of Restricted Stock. The Committee, either at the time of grant or at the time of vesting of Restricted Stock, may provide for a Supplemental Payment by the Company to the holder in an amount specified by the Committee which shall not exceed the amount necessary to pay the federal income tax payable with respect to both the vesting of the Restricted Stock and receipt of the Supplemental Payment, assuming the Grantee is taxed at the maximum effective federal income tax rate applicable thereto. The Supplemental Payment, if awarded by the Committee, shall be paid within 30 calendar days of each date that Restricted Stock vests. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.

               SECTION 4. PERFORMANCE UNITS AND PERFORMANCE SHARES

         4.1      Performance Based Awards

         (a) Grant. The Committee is authorized to grant Performance Units and Performance Shares to Grantees. The Committee may make grants of Performance Units or Performance Shares in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Units or Performance Shares and the contingent value of any Performance Units or Performance Shares, which may vary depending on the degree to which performance objectives established by the Committee are met.

         (b) Performance Criteria. At the beginning of each Performance Period, the Committee shall (i) establish for such Performance Period specific financial or nonfinancial performance objectives as the Committee believes are relevant to the Company's overall business objectives; (ii) determine the value of a Performance Unit or the number of shares under a Performance Share grant relative to performance objectives; and (iii) notify each Grantee in writing of the established performance objectives and minimum, target, and maximum Performance Unit or Share value for such Performance Period.

         (c) Modification. If the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable to Company objectives because of a change in the Company's business operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the performance measures and objectives as considered appropriate.

         (d) Payment. The basis for payment of Performance Units or Performance Shares for a given Performance Period shall be the achievement of those financial and nonfinancial performance objectives determined by the Committee at the beginning of the Performance Period. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the value of a Performance Unit or Performance Share shall be based on the degree to which actual performance exceeded the pre-established minimum performance standards, as determined by the Committee and as set forth in the Incentive Award Agreement. Payments shall be made, in the discretion of the Committee, solely in cash or Common Stock, or a combination of cash and Common Stock, following the close of the applicable Performance Period.

         4.2 Supplemental Payment on Vesting of Performance Units or Performance Shares. The Committee, either at the time of grant or at the time of vesting of Performance Units or Performance Shares (other than Restricted Stock), may provide for a Supplemental Payment by the Company to the holder in an amount specified by the Committee which shall not exceed the amount necessary to pay the federal income tax payable with respect to both the vesting of such Performance Units or Performance Shares and receipt of the Supplemental Payment, assuming the Grantee is taxed at the maximum effective federal income tax rate applicable thereto. The Supplemental Payment, if awarded by the Committee, shall be paid within thirty (30) days of each date that such Performance Units or Performance Shares vest. The Committee shall have the discretion to grant Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee at the time of payment.

              SECTION 5. PROVISIONS RELATING TO PLAN PARTICIPATION

         5.1 Plan Conditions

         (a) Incentive Award Agreement. Each Grantee to whom an Incentive Award is granted under the Plan shall be required to enter into an Incentive Award Agreement with the

Company in a form provided by the Committee, which shall contain certain specific terms, as determined by the Committee, with respect to the Incentive Award and shall include, without limitation, provisions that the Grantee (i) shall not disclose any trade or secret data or any other confidential information of the Company acquired during employment by the Company or a Subsidiary, or after the termination of employment or Retirement, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, and (iii) shall not interfere with the employment of any other Company employee. An Incentive Award may include a noncompetition agreement with respect to the Grantee andlor such other terms and conditions, including, without limitation, rights of repurchase or first refusal, not inconsistent with the Plan, as shall be determined from time to time by the Committee.

         (b) No Right to Employment. Nothing in the Plan's Incentive Award Agreement or any instrument executed pursuant to the Plan shall create any employment rights (including without limitation, rights to continued employment) in any Grantee or affect the right of the Company to terminate the employment of any Grantee at any time for any reason whether before the exercise date of any Option or Tandem SAR or during the Restriction Period of any Restricted Stock or during the Performance Period of any Performance Unit or Performance Share.

         (c) Securities Requirements. No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Grantee to take any reasonable action to meet such securities related requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Incentive Award to comply with any law or regulation described in the second preceding sentence.

         5.2      Transferability

         (a) Non-Transferable Award. No Incentive Award and no right under the Plan, contingent or otherwise, other than (i) Restricted Stock as to which restrictions have lapsed, or (ii) a Non- Qualified Stoclc Option for which the Incentive Award Agreement specifically provides to the contrary, will be (i) assignable, saleable, or otherwise transferable by a Grantee except by will or by the laws of descent and distribution, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws or descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Grantee's will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 5.2 shall be void and ineffective for all purposes.

         (b)  Ability to Exercise  Rights.  Except as  specifically  provided in
Section 5.2(a) with respect to certain Restricted Stock and Non-Qualified Stock Options, only the Grantee or his guardian (if the Grantee becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, Tandem SARs, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Grantee's estate, or the person or persons to whom the Grantee's rights under any Incentive Award will pass by will or the laws of the descent and distribution, shall be deemed to be the Grantee's beneficiary or beneficiaries of the rights of the Grantee hereunder and shall be entitled to exercise such rights as are provided hereunder. The Company may act in reliance upon a Court Order admitting an instrument to probate as the Grantee's last Will or an Order finding that the Grantee died intestate. Unless within six (6) months after the Grantee's death the Company has actual notice of the existence of proceedings to probate a Will of the Grantee, the Company may assume that the Grantee died intestate. The foregoing provisions are intended to expedite the prompt and efficient administration of the Plan and to protect the Company from any action taken in accordance with these provisions.

         5.3 Rights as a Stockholder. Except as otherwise provided in any Incentive Award Agreement, a Grantee of an Incentive Award or a transferee of such Grantee shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes a holder of record of such Common Stock. Except as otherwise provided in Section 5.5, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, other property), or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

         5.4 Listing and Registration of Shares of Common Stock. Prior to issuance and/or delivery of shares of Tidel Common Stock, the Grantee shall consult with representatives of the Company as appropriate, regarding compliance with laws, rules and regulations that apply to such shares. If the Company determines that such action is desirable, the Company shall postpone the issuance and/or delivery of the affected shares of Common Stock upon any exercise of an Incentive Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Incentive Award to comply with any law, rule or regulation described in the immediately preceding sentence.

         5.5      Change in Stock and Adjustments.

         (a) Changes in Capitalization. Subject to Section 5.5(b), in the event the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a change in capitalization of Tidel or a combination, merger, or reorganization of Tidel into or with any other corporation or any other transaction with similar effects, then, for all purposes, references herein to Cormmon Stock or Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive aforementioned event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Common Stock or Restricted Stock.

         (b) Changes in Law or Circumstances. In the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then if the Cormmittee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include without limitation changes with respect to (i) the aggregate number of shares that may be issued under the Plan, (ii) the number of shares subject to Incentive Awards and (iii) the price per share for outstanding Incentive Awards. The Committee shall give notice to each Grantee, and upon notice such adjustment shall be effective and binding for all purposes of the Plan.

         5.6      Termination of Employment, Death, Disability and Retirement.

         (a) Termination of Emplovment. Subject to Section 3.2, if an Employee's employment by the Company and Subsidiary is Terminated for Cause or voluntarily terminates, such Employee's right to exercise the vested portion of his or her Incentive Award shall terminate as of the date of termination of employment. In the event of termination for death, termination without cause, Disability, Retirement, or Termination for Good Reason, an Incentive Award may only be exercised as determined in the sole discretion of the Committee and provided in the Incentive Award Agreement. However, the following may be used as a general guideline.

         (b) Retirement. Subject to Section 3.2, unless otherwise approved by the Committee, upon the Retirement of an Employee:

               (i) any nonvested portion of any outstanding Incentive Award may continue to vest after Retirement; and

               (ii) any vested  Incentive  Award shall  expire on the earlier of
          (A) the expiration date set forth in the Incentive Award Agreement with respect to such Incentive Awards; (B) the expiration of six (6) months after the date of Retirement, three (3) months in the case of an Incentive Stock Option; or (C) when Incentive Award vests under (i) above.

         (c) Disability or Death. Subject to Section 3.2, unless otherwise approved by the Committee, upon termination of employment from the Company and any Subsidiary as a result of Disability or Death:

         (i) any nonvested portion of any outstanding Incentive Award may continue to vest after Disability or Death; and

         (ii) any vested Incentive Award shall expire upon the earlier of (A) the expiration date set forth in the Incentive Award Agreement with respect to such Incentive Awards or (B) the first anniversary of such termination of such employment as a result of Disability or Death or six (6) months after Incentive Award vests under (i) above.

         (d) Continuation. Subject to the express provisions of the Plan and the terms of any applicable Incentive Award Agreement, the Committee, in its discretion, may provide for the continuation of any Incentive Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Grantee ceases to be an employee.

         5.7      Changes in Control

         (a) Changes in Control. In the event of Termination for Good Reason within two years of a Change in Control:

                  (i) all Options and Stock Appreciation Rights then outstanding shall become vested and immediately and fully exercisable, notwithstanding any provision therein for the exercise in installments;

                  (ii) all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied, and the Restriction Period with respect thereto shall be deemed to have expired, as of the date of the Change in Control; and

                  (iii) all Performance Shares and Performance Units shall become vested, deemed earned in full and promptly paid to the Grantees without regard to payment schedules and notwithstanding that the applicable performance cycle or retention cycle shall not have been completed.

         For the purpose of this Section 5.7, a "Change in Control" shall be deemed to have occurred at such time as:

                  (i) any  "person"  (as that term is used in Section  13(d) and
         14(d)(2) of the Exchange Act) (other than a qualified benefit or retirement plan of Tidel or its Subsidiaries) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) of securities representing a fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company or any successor of the Company (unless such person is already such a beneficial owner on the date of the grant of an Incentive Award);

                  (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

                  (iii) the equityholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were equityholders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than fifty percent (50%) of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

                  (iv) the equityholders of the Company approve any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of fifty percent (50%) or more of the assets or earnings power of the Company;

provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise, or as otherwise set forth in the Incentive Award Agreement.

         (b) Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Grantees to transfer and deliver to the Company all Incentive Awards previously granted to Grantees in exchange for an amount equal to the "cash value" (defined below) of the Incentive Awards. Such right shall be exercised by written notice to all Grantees. For purposes of this Section 5.7(b), the cash value of an Incentive Award shall equal the sum of
(i) all cash to which the Grantee would be entitled upon settlement or exercise of such Incentive Award and (ii) the excess of the "market value" (defined below) (A) per share over the Option exercise price, if any, multiplied by the number of shares subject to such Incentive Award, (B) of each share of Restricted Stock awarded under the Incentive Award, (C) each Performance Unit and/or Performance Shares awarded under the Incentive Award. Notwithstanding anything herein to the contrary and solely for purposes of the preceding sentence, "market value" per share shall mean the higher of (i) the average of the Fair Market Value per share on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control.

         (c) The amount payable to each Grantee by the Company  pursuant to this
Section 5.7 shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

         5.8 Amendments to Incentive Awards. to Sections 5.5 and 5.7, the Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Incentive Award theretofore granted, prospectively or retroactively, with the consent of any relevant Grantee.

         5.9 Exchange of Incentive Awards. The Committee may, in its discretion, permit Grantees under the Plan to surrender outstanding Incentive Awards in order to exercise or realize the rights under other Incentive Awards, or in exchange for the grant of new Incentive Awards or require holders of Incentive Awards to surrender outstanding Incentive Awards as a condition precedent to the grant of new Incentive Awards.

         5.10 Financing. The Company may extend and maintain, or arrange for the extension and maintenance of, financing to any Grantee (including a Grantee who is a director of the Company) to purchase shares pursuant to exercise of an Incentive Award on such terms as may be approved by the Committee in its sole discretion. In considering the terms for extension or maintenance of credit by the Company, the Committee shall, among other factors, consider the cost to the Company of any financing extended by the Company.

                            SECTION 6. MISCELLANEOUS

         6.1 Effective Date and Grant Period. This Plan shall become effective as of the date of Board approval (the "Effective Date"). Unless sooner terminated by the Board, the Plan shall terminate on July 15, 2007. After the termination of the Plan, no Incentive Awards may be granted under the Plan, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions.

         6.2 Funding. Except as provided under Section 3, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Grantee any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Grantee with any rights that are greater than those of a general creditor of the Company. Grantees shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have come entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under applicable law.

         6.3 Withholding Taxes. The Company shall have the right to (i) make deductions from any settlement of an Incentive Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Incentive Award, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, may permit shares of Common Stock (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of any such shares of Common Stock, as of the delivery of shares or payment of cash in satisfaction of the applicable Incentive Award.

         6.4 Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Incentive Award Agreement, the terms of the Plan shall govern.

         6.5 No Guarantee of Tax Consequences. Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

         6.6 Severability; Headings. If any portion of this Plan is held invalid or inoperative, the other portions of this Plan shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Plan or of any part hereof.

         6.7 Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

         6.8 Amendment and Termination. The Plan may be amended or terminated at any time by the Board by the affirmative vote of a majority of the members in office. Except as provided in Section 5.5 and 5.7, the Plan, however, shall not be amended, without prior written consent of each affected Grantee if such amendment or termination of the Plan would adversely affect vested benefits or rights of such person.

         6.9 Section 280G Payments. In the event that the aggregate present value of the payments to a Grantee under the Plan, and any other plan, program, or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Section 280G(b)(l) of the Code) and the excise tax on such payment would cause the net parachute payments (after taking into account federal, state and local income and excise taxes) to which the Grantee otherwise would be entitled to be less than what the Grantee would have netted (after taking into account federal, state and local income taxes) had the present value of his total parachute payments equaled $1.00 less than three times his "base amount" (within the meaning of Code Section 280G(b)(3)(A)), the Grantee's total "parachute payments" (within the meaning of Code Section 280G(b)(3)(A)) shall be reduced (by the minimum possible amount) so that their aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, it shall be assumed that the Grantee's tax

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
rate will be the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section l(g), if applicable. In the event that the Grantee and the Company are unable to agree as to the amount of the reduction described above, if any, the Grantee and the Company shall submit such dispute to arbitration in accordance with Section 6.11 and the arbitration proceeding shall determine the amount of such reduction and such determination shall be final and binding upon the Grantee and the Company.

         6.10 Governing Law and Venue. The Plan shall be construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict of laws that would require the application of any other jurisdiction, except as superseded by federal law, and in accordance with applicable provisions of the Code and regulations or other authority issued thereunder by the appropriate governmental authority. Venue for any dispute shall lie exclusively in Dallas, Dallas County, Texas.

         6.11 Arbitration. Any unresolved dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final, non-appealable and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

         Each party shall bear his or its own costs of arbitration, but if Grantee is the prevailing party in such arbitration, he shall be entitled to recover from Company as part of any award entered his reasonable expenses for attorneys' fees and disbursements.

         IN WITNESS WHEREOF, this Plan has been executed to be effective as of July 15, 1997.

                                   TIDEL TECHNOLOGIES, INC.

                                   By: /s/ James T. Rash
                                       -----------------

                                   Printed Name: James T. Rash
                                                 -------------

                                   Title: Chairman and CEO
                                          ----------------

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